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                                EXHIBIT 10.25


                           OFFICERS SEVERANCE PLAN

                                     AND
                          SUMMARY PLAN DESCRIPTION


The Red Brick Systems, Inc. Officers Severance Plan (the "Plan") is primarily designed to provide eligible officers of Red Brick Systems, Inc. (the "Company") whose employment is terminated as a result of a work force reduction or job elimination with financial assistance while they are seeking new employment opportunities. The Plan is also intended to satisfy, where applicable, the obligations of the Company under the Federal Worker and Retraining Notification ("WARN") Act. The Plan is effective for eligible officers whose employment is terminated on or after November 15, 1995.

This Plan is designed to be an "employee welfare benefit plan," as defined in
Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the official plan document and the required summary plan description under ERISA.

I.  ELIGIBILITY

You will generally be eligible for severance benefits under the Plan if:

     .    you are an officer of the Company in the U.S.;

     . your active employment is involuntarily terminated as a result of work force reduction or job elimination during the term of the Plan;

     . you execute the General Release of All Claims, a copy of which is attached, within the prescribed number of days following your date of termination, as set forth in the attached General Release of All Claims; and

     .    you are not in one of the excluded categories listed below.

You are not eligible for severance benefits under this Plan if:
        ---

     . you voluntarily terminate employment, unless such voluntary termination occurs after you receive notice of an involuntary termination which would otherwise qualify you for severance benefits and the Plan Administrator determines, in its sole discretion, that your earlier voluntary termination is in the best interests of the Company;

     . you are employed by, or are offered continued employment with, a successor employer which directly or indirectly acquires (i) all or any portion of the assets or operations of the Company or any subsidiary, (ii) all or any portion of the outstanding capital stock of the Company, or (iii) fifty percent (50%) or more of the capital stock of any subsidiary of the Company;

     . you are dismissed for a reason other than work force reduction or job elimination (including, but not limited to, poor performance, violation of Company policy or procedures, insubordination, misconduct, the unauthorized use or disclosure of confidential information or trade secrets of the Company or any subsidiary), whether or not you already received notice of an involuntary termination which would otherwise qualify you for severance benefits;

     . you are a temporary or seasonal employee or work for the Company solely as an independent contractor, consultant or agent;

     . you are covered by any other severance or separation pay plan or arrangement with the Company or by an employment agreement with the Company;

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     .    you die before you receive any or all of your severance benefits under the Plan; or

     . you are on a leave of absence (including disability leave), except to the extent the Plan Administrator decides, in its sole discretion, to provide you with severance benefits upon your involuntary termination.

II.  HOW THE PLAN WORKS

If you are eligible for severance benefits under the Plan, you will receive those benefits in installments during the Company's regular payroll periods.
The amount of your severance pay will generally be determined in accordance with the guidelines set forth below on the basis of your Salary level measured as of the effective date of your termination of active employee status:


                            Severance Guidelines

          Six (6) months of Salary for officers other than the Chief Executive Officer.

          Twelve (12) months of Salary for the Company's Chief Executive
          Officer.

     . Salary generally means your base salary at your date of termination and does not include, for example, bonuses, overtime compensation, incentive pay, shift premiums or differentials, compensation associated with employee stock options, reimbursements, sales commissions or expense allowances.

     . The Plan Administrator may, as it deems appropriate and in its sole discretion, authorize severance benefits in an amount different from the guideline amount. Under certain circumstances, the Plan Administrator may, in its sole discretion, waive or modify, with respect to one or more classes of employees, the eligibility requirements for severance benefits or modify the method of calculating their severance benefits.

     . If you are rehired by the Company during the period that you are otherwise eligible to receive severance pay, each remaining severance installment paid to you shall be reduced by fifty percent (50%) of the severance amount that you would otherwise receive had you not been rehired, as previously determined pursuant to the guidelines set forth above.

     . When an eligible employee's termination is deemed covered by the WARN Act, the benefit payable under the Plan shall be reduced (but not below zero) by an amount equal to sixty (60) days pay.

If you are an eligible employee, you will also receive the following benefits:

     . You will receive a lump sum payment for accrued and unused vacation time (through your termination date) in your final paycheck.

     . Your existing group health coverage (and, if applicable, the existing group health coverage of your eligible dependents) offered by the Company will be extended through the end of the month in which your termination date occurs. Effective as of the first day of the following month, you may then be eligible to elect temporary continuation coverage of the Company's group health plan pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If you (and, if applicable, your dependents) elect COBRA continuation coverage, you will be required to pay the entire cost of such coverage. You and your eligible dependents will be provided with a COBRA election form and notice which describes your rights to continuation coverage under COBRA.

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III. CHANGE IN CONTROL BENEFITS

You shall be eligible for the benefits set forth in this Paragraph III if you meet the eligibility criteria set forth in Paragraph II above, as modified in this Paragraph. Should your employment be voluntarily or involuntarily terminated following a Change in Control, then unless you accept a position with the acquirer you shall be entitled to the following benefits:

     .    Twelve (12) months of Salary and

     .    Accelerated vesting of unvested shares, plus accelerated
exercisability of options not yet exercisable, as if you remained employed for one additional year following the Change in Control. The foregoing shall apply to all shares you purchased and options you hold under the Company's 1995 Stock Option Plan or 1991 Stock Option Plan, but shall not apply to any shares or options covered by any other severance arrangement or accelerated vesting arrangement.

Change in Control shall mean a Corporate Transaction or Change in Control, as such terms are defined pursuant to the Company's 1995 Stock Option Plan. If eligible, you shall be entitled to the benefits set forth in this Paragraph III in addition to the benefits set forth in Paragraph II above.

IV.  OTHER IMPORTANT INFORMATION

Plan Administration. As the Plan Administrator, the Company has full discretionary authority to administer and interpret the Plan, including discretionary authority to determine eligibility for benefits under the Plan and the amount of benefits (if any) payable per participant. The Plan Administrator hereby delegates to the Vice President, Human Resources all of its administrative duties. Accordingly, the Vice President, Human Resources, on behalf of the Plan Administrator, has full discretionary authority to carry out its delegated duties. Any determination by the Vice President, Human Resources will be final and conclusive upon all persons. The Company, as the Plan Administrator, will indemnify and hold harmless the Vice President, Human Resources for carrying out the responsibilities of the Plan Administrator; provided, however, such person does not act with gross negligence or willful misconduct.


Benefits. When benefits are due, they will be paid from the general assets of the Company. The Company is not required to establish a trust to fund the Plan. The benefits provided under this Plan are not assignable and may be conditioned upon your compliance with any confidentiality agreement you have entered into with the Company or upon your compliance with any Company policy or program.


Claims Procedure. If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you receive under the Plan, you may submit a signed, written application to the Plan Administrator within ninety
(90) days of your termination. You will be notified of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If your claim is denied, the notification will state specific reasons for the denial and you will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Plan Administrator will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review.

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Plan Terms.  This Plan and the Red Brick Systems, Inc. Severance Plan supersede any and all prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company, including offer letters, but excluding individual letter agreements which address the vesting of stock options or restricted stock upon an acquisition of the Company.

Plan Amendment or Termination. The Vice President, Human Resources, on behalf of the Company, reserves the right to terminate or amend the Plan at any time and in any manner. Because the provisions of the Plan are intended to serve as mere guidelines for the payment of severance benefits under certain prescribed circumstances, it is not intended that any employee obtain any vested right to severance benefits. Accordingly, any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.

Taxes. The Company will withhold taxes and other payroll deductions from any severance payment.

No Right to Employment. This Plan does not provide you with any right to continue employment with the Company or affect the Company's right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason with or without cause.

IV.  STATEMENT OF ERISA RIGHTS

As a participant in the Red Brick Systems, Inc. Officers Severance Plan (the "Plan"), you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

     1. Examine, without charge, at the Plan Administrator's office, all Plan documents, including all documents filed by the Plan with the U.S. Department of Labor.

     2. Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

     3. File suit in a federal court, if you, as a participant, request materials and do not receive them within thirty (30) days of your request. In such a case, the court may require the Plan Administrator to provide the materials and to pay you a fine of up to $100 for each day's delay until the materials are received, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.


In addition to creating rights for certain employees of the Company under the Plan, ERISA imposes obligations upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called "fiduciaries") have a duty to do so prudently and in the interest of the Company's employees who are covered by the Plan.

No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the Plan or from exercising your rights under ERISA.

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to file suit in a federal or a state court. If Plan fiduciaries are misusing the Plan's assets (if any) or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or file suit in a federal court. The court will decide who will pay court costs and legal fees. If you are successful in your lawsuit, the court may, if it so decides, order the party you have sued to pay your legal costs, including attorney fees. However, if you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim or suit is frivolous.

If you have any questions about the Plan, this statement or your rights under ERISA, you should contact the Plan Administrator or the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

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                         ADDITIONAL PLAN INFORMATION
                         ---------------------------



======================================================================================
Name of Plan:                     Red Brick Systems, Inc. Officers Severance Plan
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Company Sponsoring Plan:          Red Brick Systems, Inc.
                                  485 Alberto Way
                                  Los Gatos, California  95032
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Employer Identification           77-0145392
Number:
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Plan Number:                      508
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Plan Year:                        The calendar year; the first plan year is a short
                                  plan year beginning November 15, 1995 and ending
                                  December 31, 1995
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Plan Administrator:               Red Brick Systems, Inc.
                                  c/o Vice President, Human Resources
                                  485 Alberto Way
                                  Los Gatos, California  95032
                                  (408) 399-3200
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Agent for Service of Legal        Plan Administrator
Process:
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Type of Plan:                     Severance Plan/Employee Welfare Benefit Plan
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Plan Costs:                       The cost of the Plan is paid by Red Brick Systems, Inc.
======================================================================================================

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